EXHIBIT 8.1
                     [LETTERHEAD OF SHERMAN & HOWARD L.L.C.]

                                                                           DRAFT
                                                   _________________, 2000

Columbus Energy Corp.
1660 Lincoln Street, Suite 2400
Denver, CO  80264

Key Production Company, Inc.
707 Seventeenth Street, Suite 3300
Denver, CO  80202


         Re:      Merger Pursuant to Agreement and Plan of Merger
                  Among Company, Merger Sub and Key


Ladies and Gentlemen:

         We have acted as counsel to Columbus Energy Corp., a Colorado corporation ("Company") in connection with the proposed merger (the "Merger") of Company with and into Key Acquisition Two, Inc., a Colorado corporation ("Merger Sub"), with and into the Company pursuant to the terms of the Agreement and Plan of Merger ("Merger Agreement") dated August 28, 2000, by and among Company, Merger Sub and Key Production Company, Inc. a Delaware corporation ("Key"). Key owns all of the outstanding stock of Merger Sub. This opinion is being delivered to you pursuant to Section 7.02(e) of the Merger Agreement. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Sherman & Howard L.L.C., by Key and Company containing certain representations of Key and Company relevant to the opinion (the "Representation Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

         You have requested our opinion regarding certain federal income tax consequences of the Merger. In our capacity as counsel to the Company in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Merger Agreement and the exhibits thereto, the Representation Letters, and such other documents as we considered relevant for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the accuracy of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of signatures, and the legal capacity of signatories.

         We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Closing Date pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Date will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification. We have also assumed that as to all matters for which a


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person or entity has represented that such person or entity does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy of such representations.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated or proposed thereunder (the "Regulations"), current published administrative positions of the Internal Revenue Service ("Rulings"), and existing judicial authorities. New developments in the Regulations, Rulings, judicial authorities or legislative changes occurring after the Closing Date may have an adverse impact upon the opinions expressed herein.

         Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein, but is not binding upon either the Internal Revenue Service ("IRS") or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

         This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, excise or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of Company that are subject to special tax rules, such as dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons.

         On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that:

         1. The Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code, and Key, Merger Sub, and Company will be parties to such reorganization within the meaning of Section 368(b) of the Code;

         2. Neither Key, Merger Sub, nor Columbus will recognize any gain or loss for United States federal income tax purposes as a result of the Merger; and

         3. The Material United States Federal Income Tax Consequences section of the Proxy Statement (which constitutes the prospectus included in the Registration Statement) describes the material United States federal income tax consequences to Company shareholders from the Merger.

         No opinion is expressed as to any other consequences of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. We expressly consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of Sherman & Howard L.L.C. under the heading "Material United States





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Federal Income Tax Consequences" and "Legal Matters" of the Proxy Statement. In
giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                            Very truly yours,



                                            SHERMAN & HOWARD L.L.C.